Exhibit 5.1

[Letterhead of Linklaters Paris]

5 April 2004

société Air France

45, rue de Paris

95747 Roissy CDG Cedex

France

Ladies and Gentlemen:

We have acted as French legal advisers to société Air France, a French société anonyme (“Air France” or the “Offeror”), in connection with an offer (such offer, as it may from time to time be amended and supplemented, the “Exchange Offer”) by the Offeror to exchange all of the outstanding ordinary shares or New York registry shares (the “Shares”) of KLM Royal Dutch Airlines (“KLM”) for consideration consisting of the Air France’s shares (the “Air France Shares”), nominal value €8.50 and certain Air France warrants (the “Air France Warrants”), on the terms and subject to the conditions set forth in the exchange offer materials, including a Prospectus (as amended or supplemented, the “Prospectus”) which forms a part of a registration statement on Form F-4 (including any amendments or supplements hereto, the “Registration Statement”) filed by Air France with the U.S. Securities and Exchange Commission (the “Commission”).

In this capacity, we have examined a copy of the Registration Statement, a certified copy of the articles of association (the “Statuts”) of Air France dated 23 July 2003 and an extrait K-Bis of the Registre du Commerce et des Sociétés de Bobigny relating to Air France dated 8 March 2004 and such other documentation as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, subject to the receipt of the requisite authorisation from the extraordinary general meeting of Air France’s shareholders relating to the issuance of Air France Shares and Air France Warrants in connection with the Exchange Offer, upon a decision of the board of directors of Air France to subdelegate to the Chief Executive Officer of Air France the power to issue the Air France Shares and Air France Warrants, a decision of the Chief Executive Officer of Air France to issue the Air France Shares, and payment in full and delivery, the Air France Shares and Air France Warrants to be issued by Air France in the Exchange Offer and the Air France Shares, when issued upon exercise of the Air France Warrants under the terms of the Air France Warrants and fully paid and delivered, will have been duly authorised and will be validly issued in accordance with French law and Air France’s Statuts applicable thereto, and will be fully paid and non-assessable.

This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil liabilities” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the Comission therehunder.

Yours faithfully,

/s/    PATRICK LAPORTE

Patrick Laporte

Avocat à la Cour

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